Exhibit (g)(1)

INVESTMENT MANAGEMENT AGREEMENT

BETWEEN

EVERCORE INVESTMENT CORPORATION

AND

EVERCORE ASSET MANAGEMENT LLC

This agreement is made this              day of              2004, by and between Evercore Investment Corporation, a Maryland corporation (the “Corporation”), and Evercore Asset Management LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Corporation is a newly organized, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (collectively, with the rules and regulations promulgated thereunder, the “Investment Company Act”);

WHEREAS, the Adviser is a newly organized investment adviser that has registered with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (collectively, with the rules and regulations promulgated thereunder, the “Advisers Act”); and

WHEREAS, the Corporation desires to retain the Adviser to furnish investment advisory services to the Corporation on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Duties of the Adviser.

(a) The Corporation hereby employs the Adviser to act as the investment adviser to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the Board of Directors of the Corporation (the “Board”), for the period and upon the terms herein set forth, in accordance with (i) the investment objectives, policies and restrictions that are set forth in the Corporation’s Registration Statement on Form N-2, as filed with the SEC on April 14, 2004, as the same may be amended from time to time (as amended, the “Registration Statement”), (ii) the Investment Company Act and (iii) all other applicable federal and state laws, rules and regulations, and (iv) the Corporation’s charter and by-laws, as such charter and by-laws may be amended from time to time. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(A)	determine the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes;

(B)	identify, evaluate and negotiate the structure of the investments made by the Corporation;

(C)	consummate, monitor and service the Corporation’s investments;

(D)	determine the securities and other assets that the Corporation will purchase, retain, or sell;

(E)	perform due diligence on prospective portfolio companies and other prospective investments;

(F)	recommend to the Valuation Committee of the Board the fair value of the Corporation’s investments that are not publicly traded debt or equity securities based upon the valuation guidelines adopted by the Board;

(G)	vote proxies in accordance with the proxy voting policies and procedures described in the Registration Statement, as such policies and procedures may be amended from time to time; and

(H)	provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of its funds.

The Adviser shall have the power and authority on behalf of the Corporation to effectuate its investment decisions for the Corporation, including the execution and delivery of all documents relating to the Corporation’s investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation. In the event that the Corporation determines to acquire debt financing, the Adviser will arrange for such financing on the Corporation’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Corporation through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act.

(b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) Subject to the requirements of the Investment Company Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation’s investment objectives and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation, subject to the oversight of the Adviser and the Corporation. Such use of a Sub-Adviser does not relieve the Adviser of any duty or liability it would otherwise have under this Agreement. The Adviser, and not the Corporation, shall be responsible for any compensation payable to any Sub-Adviser and any expenses assumed under any agreement between the Adviser and any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

(d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

(e) The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Corporation and shall specifically maintain all books and records with respect to the Corporation’s portfolio transactions and portfolio securities and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and will surrender promptly to the Corporation any such records upon the Corporation’s request, provided that (i) the Adviser may retain a copy of such records and (ii) nothing contained herein shall prevent the Adviser from using the performance track record of the Corporation following any termination of this Agreement.

2. Corporation’s Responsibilities and Expenses Payable by the Corporation.

(a) All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel (e.g., employee benefits and similar expenses), will be provided and paid for by the Adviser and not by the Corporation. Additionally, the Adviser will pay any expenses under Section 1(c) hereof.

(b) Subject to the provisions of Section 2(a), the Corporation will bear all other costs and expenses of its operations and transactions, including (without limitation) those relating to:

(i)	organization of the Corporation and initial offering of the Corporation’s common stock; calculating the Corporation’s net asset value (including the cost and expenses of any independent valuation firm);

(ii)	expenses incurred by the Adviser or the Corporation payable to third parties, including agents, consultants or other advisors, related to or associated with monitoring financial and legal affairs for the Corporation and in evaluating, making and monitoring the Corporation’s investments and performing due diligence on its prospective portfolio companies and other prospective investments;

(iii)	interest payable on debt, if any, incurred to finance the Corporation’s investments; offerings of the Corporation’s common stock or other securities;

(iv)	investment advisory and management fees;

(v)	payments under the Administration Agreement between the Corporation and the Adviser, including without limitation direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs;

(vi)	transfer agent and custodial fees;

(viii)	federal and state registration or licensing fees;

(ix)	all costs of registration and listing the Corporation’s shares on any securities exchange;

(x)	federal, state and local taxes;

(xi)	independent Directors’ fees and expenses;

(xii)	costs of preparing and filing reports or other documents required by the Securities and Exchange Commission or other federal or state regulatory agency;

(xiii)	costs of any reports, proxy statements or other notices to stockholders, including printing costs; costs of Board and stockholder meetings;

(xiv)	the cost of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums, in each case with respect to the Company and the Adviser; and

(xv)	and all other expenses incurred by the Corporation or the Adviser in connection with administering the Corporation’s business.

3. Compensation of the Adviser. The Corporation agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Corporation shall make any payments due hereunder to the Adviser, to the Adviser’s designee, or as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Corporation may adopt a deferred compensation plan pursuant to which the Adviser may elect, to defer all or a portion of its fees hereunder for a specified period of time.

(a) Base Management Fee.

(i)	Amount of Base Management Fee. The Base Management Fee shall be calculated as a percentage of the Corporation’s Net Assets. For purposes of this Agreement, “Net Assets” is equal to gross assets less any outstanding indebtedness owed to third parties for borrowed money. During the period between the consummation of the Corporation’s initial public offering of common stock (the “IPO Date”) and the date six months following the IPO Date, the quarterly base management fee shall be equal to 0.25% of Net Assets. During the period between six months following the IPO Date and the first anniversary of the IPO Date, the quarterly base management fee shall be equal to 0.375% of Net Assets. After the first anniversary of the IPO Date, the quarterly base management fee shall be equal to 0.5% of Net Assets. Through January 31, 2005, the Base Management Fee will be calculated based on the initial value of the Corporation’s Net Assets (that is, the Corporation’s Net Assets immediately after the IPO Date and after giving effect to all expenses accrued in connection with the initial public offering). Subsequently, the Base Management Fee will be calculated based on the average value of the Corporation’s Net Assets at the end of the two most recently completed fiscal quarters, and appropriately adjusted for any share issuances (other than through the dividend reinvestment program) or repurchases during such fiscal quarters in order to reflect the approximate amount of time such assets were under management. Base Management Fees for any partial month or quarter will be appropriately pro rated. The liquidation preference of any issued and outstanding preferred stock will be included in the calculation of the Corporation’s Net Assets for purposes of determining the Base Management Fee, with such liquidation preference appropriately adjusted for any share issuances (other than the dividend reinvestment program), repurchases or redemptions during such fiscal quarters in order to reflect the approximate amount of time such assets were under management.

(ii)	Frequency of Payments. For services rendered during the period commencing from the closing of the IPO Date through and including January 31, 2005, the Base Management Fee will be payable monthly in arrears. For services rendered after such time, the Base Management Fee will be payable quarterly in arrears.

(b) Incentive Management Fee Definitions. The Incentive Fee shall consist of two parts, as set forth below in Sections 3(c) and 3(d). For purposes of this Agreement, the following terms shall have the meanings and be determined in the manner described below. The terms Hurdle Rate and Catch-Up Rate as used in this Agreement refer to quarterly rates, not annual or annualized rates.

(i)	“Capital Gains-Related Incentive Fee” means that portion of the Incentive Fee, if any, earned pursuant to Section 3(d) below.

(ii)	“Catch-Up Rate” with respect to any particular fiscal quarter means the rate that is equal to 133.3% of the applicable Hurdle Rate (rounded to the nearest ten-thousandth of a percent).

(iii)	“Hurdle Rate” For all fiscal quarters through October 31, 2005, the Hurdle Rate will be equal to one-fourth of the greater of: (A) 8.0% or (B) the sum of (I) a percentage equal to the average of the Quoted Treasury Rate for the partial month (computed as an average of such rate for each business day in the partial month) in which the Corporation’s initial public offering of common stock is consummated through the IPO Date and for the immediately preceding five months (using the published monthly rate for each such month) plus (II) 2.75%. For each fiscal quarter after November 1, 2005, the quarterly Hurdle Rate will be equal to one-fourth of the greater of (A) 8.0% or (B) the sum of (I) a percentage equal to the average of the published monthly Quoted Treasury Rate for each month during the immediately preceding two fiscal quarters plus (II) 2.75%.

(iv)	“Income-Related Incentive Fee” means that portion of the Incentive Fee, if any, earned pursuant to Section 3(c) below.

(v)	“Pre-Incentive Fee Net Investment Income” with respect to any fiscal quarter means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees and fees for providing significant managerial assistance or other fees that the Corporation receives from portfolio companies) accrued by the Corporation during the applicable fiscal quarter, minus the Corporation’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Corporation will not yet have received in cash. Pre-Incentive Fee Net Investment Income does not include any Realized Capital Gains, Realized Capital Losses or unrealized capital appreciation or depreciation.

(vi)	“Quoted Treasury Rate” means the yield to maturity (calculated on a semi-annual bond equivalent basis) at the time of computation for Five Year U.S. Treasury notes with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15). The monthly Quoted Treasury Rate for any month is the published average of the daily rates for each business day in such month.

(vii)	“Realized Capital Gains” on a security means the amount by which the net sales price of the security exceeds the lesser of (A) the most recent fiscal year-end valuation of the security made by the Corporation in its portfolio or (B) the Corporation’s original cost for the security.

(viii)	“Realized Capital Losses” on a security means the amount by which the net sales price of the security is less than the lesser of (A) the most recent fiscal year-end valuation of the security made by the Corporation in its portfolio or (B) the Corporation’s original cost for the security.

(c) Income-Related Incentive Fee. One part of the Incentive Fee will be calculated and payable quarterly (that is, with respect to each fiscal quarter) in arrears based on the Pre-Incentive Fee Net Investment Income for the immediately preceding fiscal quarter. Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Corporation’s Net Assets at the end of the immediately preceding fiscal quarter, will be compared to the applicable Hurdle Rate, as described below. The Corporation will pay the Adviser an Incentive Fee (referred to as the Income-Related Incentive Fee) with respect to the Corporation’s Pre-Incentive Fee Net Investment Income in each fiscal quarter as follows:

(i)	no Income-Related Incentive Fee for any fiscal quarter in which the Corporation’s Pre-Incentive Fee Net Investment Income for such fiscal quarter does not exceed the Hurdle Rate;

(ii)	80% of the Corporation’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the applicable Hurdle Rate but is less than the Catch-Up Rate for any fiscal quarter; and

(iii)	20% of the amount of the Corporation’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Catch-Up Rate for any fiscal quarter.

These calculations will be appropriately pro-rated for any period of less than three months and adjusted for any share issuances (other than through the dividend reinvestment program) or repurchases during such fiscal quarters in order to reflect the approximate amount of time such assets were under management. In the event that this Agreement shall terminate as of a date that is not a quarter end, the termination date shall be treated as though it were a quarter end for purposes of calculating and paying the Income-Related Incentive Fee.

(d) Capital Gains-Related Incentive Fee.

(i)	The second part of the Incentive Fee (the Capital Gains-Related Incentive Fee) will be determined and payable in arrears as of the end of each fiscal year (or upon termination of this Agreement as set forth below), commencing with the year ending October 31, 2004, and will equal 20.0% of the following amounts: (1) the Corporation’s realized Capital Gains for the fiscal year, if any, minus (2) all Realized Capital Losses for such year, and minus (3) any increase in unrealized capital depreciation at the end of the fiscal year from the prior fiscal year.

(ii)	The Capital Gains-Related Incentive Fee determined for the partial year ending October 31, 2004 will be calculated for a period of shorter than twelve calendar months to take into account any Realized Capital Gains computed net of all Realized Capital Losses and unrealized capital depreciation from the Corporation’s original cost for the partial year ending October 31, 2004.

(iii)	The calculation of the Capital Gains-Related Incentive Fee shall be made in a manner consistent with the following guidelines. The calculation of the Capital Gains Related Incentive Fee with respect to any fiscal year shall not take into account capital losses realized in prior fiscal years. In determining the change in unrealized capital depreciation at the end of a fiscal year, any depreciation during that fiscal year in the value of any asset will reduce the amount on which the Capital Gains-Related Incentive Fee is calculated; provided, however, that if the SEC finally determines that it is permissible pursuant to the Advisers Act for the parties to limit the depreciation used in calculating such change in unrealized capital depreciation to only such depreciation below the Corporation’s original cost, the parties shall do so.

(iv)	In the event that this Agreement shall terminate as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying a Capital Gains-Related Incentive Fee.

4. Covenants of the Adviser. The Adviser covenants that it is registered as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments, including without limitation Section 205 of the Advisers Act.

5. Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation’s portfolio, and constitutes the best net results for the Corporation.

6. Services Not Exclusive; Limitations on Adviser. The services of the Adviser to the Corporation are not exclusive, and the Adviser may engage in any other business or render similar or different services to others, so long as its services to the Corporation hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Corporation’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Corporation, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

7. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such manager, partner, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Corporation, and not as a manager, partner, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8. Limitation of Liability of the Adviser; Indemnification. The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Corporation shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation. Notwithstanding the preceding sentence of this Paragraph 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

9. Effectiveness, Duration and Termination of Agreement.

(a) This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Corporation and (ii) the vote of a majority of the Corporation’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b) This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Corporation, or by the vote of the Corporation’s Directors or by the Adviser. This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

(c) The provisions of Section 8 of this Agreement and the other Indemnified Parties shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration.

10. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11. Notice of Filing of Articles of Incorporation. All parties hereto are expressly put on notice of the Corporation’s Articles of Incorporation and all amendments thereto, all of which are on file with the State Department of Assessments and Taxation of the State of Maryland, and the limitation of director, officer, agent, employee and stockholder liability contained therein. This Agreement has been executed by and on behalf of the Corporation by its representatives and not individually, and the obligations of the Corporation hereunder are not binding upon any of the directors, officers, agents, employees or stockholders of the Corporation individually but are binding upon only the assets and property of the Corporation.

12. Amendments. This Agreement may be amended by mutual consent, but the consent of the Corporation must be obtained in conformity with the requirements of the Investment Company Act.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction of effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities”, “affiliated person”, “interested person”, “assignment”, “investment adviser”, “security” and “significant managerial assistance” shall have the same meaning as such terms have in the Investment Company Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

EVERCORE INVESTMENT CORPORATION

By:
Name:
Title:

EVERCORE ASSET MANAGEMENT LLC

By:
Name:
Title: